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                                                                    Exhibit 3.04

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------- )
SHARON P. SANDLER,                       )
                                         )           92 Civ. 5292 (RWS)
                  Plaintiff,             )
                                         )
- against -                              )
                                         )
PROGRAMMING AND SYSTEMS                  )
INCORPORATED, IRWIN MAUTNER, ALVIN       )
LIPOFF, LESTER J. TANNER, KENNETH FULD   )
and MARTIN GREENSTEIN, C.P.A.            )
                                         )
                  Defendants.            )
---------------------------------------- )

                           STIPULATION OF SETTLEMENT

      This Stipulation of Settlement of Class Action (the "Settlement Stipulation") dated as of November 15, 1993 is made and entered into by and among the plaintiff, acting individually and on behalf of the Class, and the defendants herein individually or by and through their counsel of record, subject to Court approval described below.

                                   The Action

      A. There is pending in this Court an action entitled Sandler v. Programming and Systems, Inc., et al., 92 CIV 5292 (RWS) (the "Action"), commenced in the United States District Court for the Southern District of New York (the "District Court").

      B. A Class Action Complaint (the "Complaint") was filed in the Action on or about July 15, 1992. The Complaint involves claims asserted on behalf of a


STIPULATION OF SETTLEMENT
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Class of purchasers of the common stock of Programming and Systems, Inc. ("PSI"
or "the Company") who were injured by defendants' alleged violations of the federal securities laws and the common law (the "Class Claims"). The Class Claims are asserted against PSI, Irwin Mautner, Alvin Lipoff, Lester J. Tanner, Kenneth Fuld and Martin Greenstein, C.P.A. ("the Settling Defendants").

      C. Plaintiff seeks to recover damages purportedly sustained by members of the plaintiff Class as a result of alleged violations by defendants of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and the Rules promulgated thereunder, and the common law. Plaintiff asserts that in various quarterly and annual filings with the Securities and Exchange Commission, press releases and in other publicly issued statements defendants made materially false and misleading statements and/or omissions with respect to the Company's financial condition. As a result of these allegedly false and misleading statements and/or omissions, the market prices of PSI's common stock were artificially inflated from at least May 31, 1989 through June 17, 1992, inclusive. Plaintiff alleges that she and all other members of the plaintiff Class were damaged as a result of the alleged misstatements and non-disclosures and by the resulting suspension in trading of PSI's common stock on the NASDAQ on June 17, 1992.

      D. Defendants represent that as a group they own or control approximately 1,200,000 shares of PSI common stock and that as of June 17, 1992 there were issued and outstanding about an additional 2,432,290 shares of PSI common stock which continue to be issued and outstanding as of the date of this stipulation. Defendants represent that PSI's common stock was eligible for quotation


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on the National Association of Securities Dealers Automated Quotations System
("NASDAQ") until June 17, 1992 and since that date the stock has not been traded on any public exchange or market.

      E. Plaintiff seeks an Order, pursuant to Rule 23 of the Federal Rules of Civil Procedure, certifying the Action as a Class Action on behalf of:

      All persons who owned the Common Stock of Programming and Systems, Inc. ("PSI") on June 17, 1992 and their successors in interest ("Class"). Excluded from the Class are the defendants herein, members of the immediate family of the individual defendants, members of PSI's management, any entity in which any of the defendants has a controlling interest, and the legal representatives, heirs, successors or assigns of any of the defendants.

                   Factors Leading To The Proposed Settlement

      F. A condition of this Settlement is that plaintiff has been afforded the opportunity to conduct certain discovery in order to independently investigate the facts and circumstances relevant to the allegations in the Action. Plaintiff, through her counsel, has made such an investigation. In connection with that investigation, counsel have inspected pertinent corporate and governmental records and have reviewed the sworn testimony of PSI employees and others. They have considered the expense and length of time necessary to prosecute this action through trial, the uncertainties of the outcome of this complex litigation, the uncertain ability of PSI to continue as a going concern in the absence of a settlement, the absence of insurance to cover the asserted claims, and the substantial benefit provided by the proposed settlement to the plaintiff Class. Based upon these considerations, plaintiff and her counsel have concluded that it is in the best interests of the plaintiff and the Class to settle these actions on the terms set forth herein.


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      G. Settling Defendants, while denying all wrongdoing of any kind whatsoever and denying any liability to plaintiff or the Class, and relying on the provisions of the Settlement Stipulation that the proposed settlement shall in no event be construed or deemed to be evidence, or an admission, or a concession on the part of the defendants, or any of them, of any fault or liability whatsoever, and without conceding any infirmity in the defenses they have asserted or intended to assert in the Action, consider it desirable that these actions be dismissed on the terms set forth herein in order to avoid further expense, to dispose of burdensome and protracted litigation, to permit the continued operation of their affairs unhindered by expensive litigation and by distractions and diversion of themselves and the personnel of the corporate defendant, and to terminate all controversy concerning the Class Claims asserted in the Action.

      NOW, THEREFORE, IT IS STIPULATED AND AGREED, by and among the parties, through them or their undersigned counsel, that the Action shall be settled and compromised, subject to the approval of the District Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure upon and subject to the terms and conditions set forth below.

                      The Terms Of The Proposed Settlement

      1. In full and final settlement of any and all claims, individual and representative, that are, could have been, or might in the future be asserted by plaintiff or any member of the Class in the Action and all obligations in the Action, PSI shall:

            (a) Pay a total of $1,400,000 in cash or cash equivalents, as


STIPULATION OF SETTLEMENT                                                     4
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counsel may agree upon, within twenty (20) days of the execution of this
Stipulation to the Escrow Agents pursuant to the Escrow Agreement substantially in the form of that set forth as Exhibit F hereto. This payment ("Settlement Fund") shall be held in escrow and disbursed in accordance with the provisions of this Settlement.

            (b) If the settlement becomes final in accordance with the provisions of this agreement, the Settlement Fund plus interest earned thereon shall be reduced by the amount awarded by the Court for Plaintiff's attorneys' fees, reimbursement of expenses, and award to the named Plaintiff subject to the conditions as provided for herein. The balance remaining in the Settlement Fund after all such deductions, shall be deemed the Net Settlement Fund ("Net Settlement Fund"). The Net Settlement Fund shall be distributed to all Class Members who timely file valid Proofs of Claim pursuant to the procedure set forth in this Stipulation of Settlement ("Eligible Class Claimants").

            (c) In addition to the Settlement Fund, as further payment in settlement of this Action and as payment in full and complete satisfaction of any and all claims that Eligible Class Claimants and other shareholders of PSI may have against any one or more of the Settling Defendants by reason of the facts and circumstances underlying or relating, directly or indirectly, to the Action, and as a measure leading to the consolidation and contraction of the operations of PSI, PSI shall establish on its books and records a supplemental settlement fund (the "Supplemental Settlement Fund"). The Supplemental Settlement Fund shall consist of the net proceeds of sale of the assets of PSI Settlement Corp., a Delaware corporation that PSI has caused to be formed ("PSC"), including the assets of the direct or indirect subsidiaries of PSC. PSC shall be a wholly owned subsidiary of


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PSI. In consideration of receipt of all the securities of PSC, PSI shall transfer on the Effective Settlement Date (as hereinafter defined), free and clear of all liens, claims and encumbrances, to PSI all of the stock of the following PSI subsidiaries: PSI Capital Corp., and PSI Food Services, Inc. which in turn owns all of the stock of Wendcello Corp., and Wendclark Corp., indirect wholly owned PSI subsidiaries. The sole stated purpose of PSC shall be to sell or otherwise dispose of all of its assets in a reasonable and prudent manner so as to maximize the net proceeds realizable therefrom with a view to realize an amount no less than $1.50 per issued and outstanding share of PSC and pay over and deposit the net proceeds realized into the Supplemental Settlement Fund. Promptly upon receipt of monies in the Supplemental Settlement Fund, PSI shall distribute same pro rata to all shareholders of PSI as of the close of trading on NASDAQ on June 17, 1992, including Eligible Class Claimants and any successors or transferees of all of PSI's shareholders as of June 17, 1992, provided, however, that no distribution need be made unless and until the amount distributed on a per share basis is at least Fifty Cents ($0.50).

            (d) To secure the obligations of PSI and PSC hereunder, the monies in the Supplemental Settlement Fund shall be deposited in a separate bank account denominated as such for the sole benefit of, and to grant a security interest in such account to the PSI shareholders entitled to receive such proceeds, and to pledge, hypothecate and grant a security interest in the stock of PSC for the benefit of the PSI shareholders entitled to receive the proceeds of the Supplemental Settlement Account. TO secure such pledge and hypothecation and to perfect such security interest, the shares of PSC shall be delivered to the Escrow Agents set forth in Exhibit F hereto.


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            (e) To secure the performance by PSC of its obligations under this
Stipulation, including its business purpose and the payment of the proceeds of sale of its assets (including the assets of its direct and indirect subsidiaries) into the Supplemental Settlement Fund, PSC pledges, hypothecates and grants a security interest in all of its assets to and for the benefit of the PSI shareholders entitled to receive distributions from the Supplemental Settlement Fund. To secure such pledge and hypothecation and to perfect such security interest shall deliver to the Escrow Agents set forth in Exhibit F hereto the shares of stock of PSI Capital Corp., PSI Food Services, Inc., Wendcello Corp. and Wendclark Corp.

            (f) Class Members shall continue to own shares in PSI. PSI shall continue as a going concern to the extent financial and economic conditions permit and may be merged with or combined with other entities only so long as the Class Members who continue to own PSI shares shall be treated the same or substantially the same as other PSI shareholders in any entity resulting from such a combination.

            (g) Irwin Mautner, PSI Chairman, has agreed to resign from the Board of Directors and as an officer and employee of PSI on or before December 31, 1993 and have no further role in the management of PSI. Mautner's Employment Agreement dated February 2, 1981, as amended ("Mautner Employment Agreement"), shall be terminated as of December 31, 1993 and a lump sum payment of $600,000 will be paid by PSI to Mautner in full settlement of any and all claims he may have against PSI Mautner the Employment Agreement at the date of his resignation. Under the agreement terminating the Mautner Employment Agreement, Mautner will be available to PSI as a consultant on an "as needed" basis after December 31, 1993.


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            (h) As a condition of this Settlement, counsel for the plaintiff agree to cooperate and to undertake such efforts as are reasonable to represent to various governmental agencies which have ongoing investigations or administrative matters involving PSI, that this Settlement is in the best interests of all shareholders and that PSI should only be required to provide and file with the Securities Exchange Commission audited financial statements for the past two consecutive fiscal years, in order that all shareholders may have current financial statements as soon as possible.

      2. If the District Court disapproves this Settlement by failing to enter the Order of Preliminary Approval substantially in the form attached hereto as Exhibit "A", or if Final Approval is not obtained from the District Court for any reason by April 5, 1994, or if a final approval or final judgment substantially in the form annexed hereto as Exhibit E is reversed on appeal, then the entire amount of the Settlement Fund and all accrued interest (less any costs payable therefrom which are identified herein) shall be returned to PSI.

      3. In addition to the benefits described above, PSI, as part of the Settlement, has also agreed to bear all costs associated with dissemination of Notice to the Class, including, but not limited to: the production of a list or lists of putative Class members; printing, preparation arid mailing of Notices with attached claim forms; the costs relating to mailing by brokers or nominees to beneficial owners of PSI common stock; the cost of publishing summary notice in the manner approved by the Court, all costs associated with the processing of claims, claims administration, the solicitation of claims; any other associated expenses of plaintiff's attorneys (exclusive of legal fees but including disbursements approved by the


STIPULATION OF SETTLEMENT                                                     8
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Court), up to a total of $50,000. Said expenses are to be paid out of a separate
Escrow expense fund established by PSI and held by Tanner Propp & Farber (the "Expense Fund"). Plaintiff's counsel shall have responsibility for notification of the Class and for administering claims processing and shall account to PSI for sums expended in connection herewith. If the Settlement is not finally consummated, without regard to the reason for such failure, PSI shall not be entitled to a refund of any monies expended or for expenses incurred in connection with such notification and claims processing.

      4. Stamell, Tabacco & Schager and Golomb, Sindel & Dible, P.C., in their capacities as counsel herein, will serve jointly as Escrow Agents for the Settlement Fund. Tanner Propp & Farber will serve as Escrow Agent for the Expense Fund.

            (a) The Escrow Agents shall promptly invest the Settlement Fund, and Tanner Propp & Farber shall invest the Expense Fund, in a prudent manner in a bank which is a member of the New York Clearing House Association. The interest, income and net gains, if and to the extent realized, from the investment of the Settlement Fund and Expense Fund shall be added to the Settlement Fund and the Expense Fund, as the case may be.

            (b) Attorneys' fees, or other disbursements as may be awarded by the Court to Plaintiff's Counsel or the named plaintiff upon application therefor (see paragraphs 18 and 19 below) shall be paid entirely from the Settlement Fund except as otherwise provided herein; and

            (c) The Net Settlement Fund shall be distributed pro rata to all Eligible Class Claimants in the manner and subject to the conditions set forth in paragraph 8(a) below.


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                          Order of Preliminary Approval

      5. The parties to the Action shall promptly submit this Stipulation of Settlement to the District Court and jointly request that the District Court enter an Order in substantially the form annexed hereto as Exhibit "A" (the "Preliminary Approval Order"):

            (a) Conditionally certifying a settlement Class defined as follows:

      All persons who owned the Common Stock of Programming and Systems, Inc. ("PSI") at the close of trading on the NASDAQ on June 17, 1992 and their successors in interest ("Class"). Excluded from the Class are the defendants herein, members of the immediate family of the individual defendants, members of PSI's management, any entity in which any of the defendants has a controlling interest, and the legal representatives, heirs, successors or assigns of any of the defendants.

            (b) Scheduling a hearing pursuant to Rule 23(e) of the Federal Rules of Civil Procedure (the "Class Settlement Hearing"): (i) to determine whether the proposed settlement of the Class Claims in the Action on the terms and conditions provided in the Settlement is fair, reasonable, and adequate and should be approved by the District Court; (ii) to determine whether a judgment should be entered dismissing the Action on the merits, with prejudice, and without costs as to the Settling Defendants; (iii) to consider the applications by Plaintiff's Class Counsel for award of attorneys' fees, costs and disbursements; and (iv) to consider any application for an award to the named plaintiff;

            (c) Approving the form and manner of the notice to be provided to Class Members;


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            (d) Directing that the Notice of Proposed Settlement of the Class
Action and Proof of Claim and Release annexed hereto as Exhibits "B" and "D", respectively, be mailed, and that the Summary Notice annexed hereto as Exhibit "C" be published; and

            (e) Setting forth schedules and procedures for the implementation of the terms and conditions of the proposed settlement including, among other things, provisions for the filing by members of the Class of objections to the proposed settlement.

                   The Review and Calculation of Class Claims

      6. For purposes of determining whether and in what amount an Eligible Class Claimant shall be entitled to share in the Net Settlement Fund, the following conditions shall apply:

            (a) Class Plaintiff's Counsel have formulated the manner of allocating the Net Settlement Fund and shall be responsible for the supervision, review, processing and calculation of Claims and the distribution of the Net Settlement Fund;

            (b) Class Plaintiff's Counsel may retain an appropriate administrative agent to process the Claims under their supervision and may also retain an appropriate proxy solicitation organization to solicit claims;

            (c) In order for a Claim to be considered to receive a pro-rata distribution of the Net Settlement Fund, it must be properly and timely executed and filed before June 5, 1994 in the form provided for in Exhibit D annexed hereto,


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accompanied by sufficient proof demonstrating entitlement to share in the
Settlement;

            (d) Class Plaintiff's Counsel or their administrative agent shall notify, in a timely fashion and in writing, each Claimant whose Proof of Claim is deficient or which has been rejected, in whole or in part, setting forth the reasons therefor, and shall advise each such Claimant of his, her, or its right to correct the deficiency or to object to the rejection of the Claim and to seek review of the Claim by the District Court;

            (e) All decisions with respect to the ultimate validity of any Claim and the distribution of the Net Settlement Fund shall be made by Class Plaintiff's Counsel subject to the approval of the District Court.

      7. Defendants shall have no responsibility for supervising the administration of the Settlement.

      8. The Net Settlement Fund shall be allocated among Eligible Claimants in the following manner:

            Each valid Eligible Claimant will be entitled to receive from the Net Settlement Fund, and only to the extent that cash funds are available in the Net Settlement Fund, the Claimant's pro rata share calculated by a formula where the number of shares owned by such Eligible Claimant shall be the numerator and the total number of shares owned by all Eligible Claimants shall be the denominator, the resulting fraction then being multiplied by the amount of the Net Settlement Fund. Any moneys remaining in the Net Settlement Fund after compliance with all the


STIPULATION OF SETTLEMENT                                                     12
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provisions hereof and the expiration of nine months from the last date for filing Proofs of Claim shall be paid to PSC which shall account for and be liable for the same to any Eligible Claimant entitled thereto but only if such Eligible Claimant shall file with PSC a later submitted Proof of Claim approved by the Court as provided in paragraph 9(a), except that in no event shall any later claim be considered after December 31, 1995 or when the Net Settlement Fund is fully paid, whichever occurs first.

      9. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an Eligible Claimant, the following conditions shall apply:

            (a) Each shareholder of PSI stock at the close of trading on June 17, 1992 shall submit a completed Proof of Claim form substantially in the form attached hereto as Exhibit "D". Shareholders of record which are brokers, nominees or trustees may submit a completed Proof of Claim on behalf of any eligible beneficial holder of PSI common stock. Any Class Member who fails to submit a valid Proof of Claim by the date established by the Court shall not be eligible to receive any payment pursuant this Settlement unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved. All Class Members shall in all respects be bound by the terms of this Settlement and the final judgment entered in the Action. A Proof of Claim shall be deemed to have been submitted when posted, if received and if a postmark is indicated on the envelope and it is mailed first-class postage prepaid and addressed in accordance with the instructions thereon, and in all other cases shall be deemed to have been submitted


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when actually received by Class Plaintiff's Counsel or their agents;

            (b) Each Proof of Claim shall be submitted to and reviewed by Class Plaintiff's Counsel or their agents who shall determine in accordance with this Stipulation and Order of the Court the extent, if any, to which each Claim shall be allowed, subject to review by the Court pursuant to paragraph 9(d) below. Copies of such Proofs of Claim shall be made available to Settling Defendants' Counsel upon request;

            (c) Class Plaintiff's Counsel or their agents shall reject Proofs of Claim that do not meet the requirements set forth herein and in the Preliminary Order of Approval. Prior thereto, Class Plaintiff's Counsel or their agents may communicate with claimants in order to remedy deficiencies in Proofs of Claim submitted. Class Plaintiff's Counsel or their agents shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they have rejected, in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of paragraph 9(d) below; and

            (d) If any Claimant whose claim has been rejected, in whole or in part, desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in paragraph 9(c) hereof, serve upon Class Plaintiff's Counsel or their administrative agent a notice and statement of reasons indicating the Claimant's grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. Class Plaintiff's Counsel shall thereafter present all such requests for review to the Court.


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      10. Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant's claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant's status as a Class Member and the amount of the Claimant's claim.

      11. All proceedings with respect to the Settlement described by this Settlement Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

      12. The Net Settlement Fund shall be distributed to Eligible Class Claimants by the Escrow Agents or the administration agent retained by the Escrow Agents, pursuant to an order of the District Court. only after the Settlement Effective Date (as defined in paragraph 14 below) and after (i) all Claims have been processed, and all Claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to object to such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed Claims have been resolved by the District Court, and all appeals therefrom have been resolved or the time therefor has expired; and
(iii) all matters with respect to attorneys' fees, costs, and disbursements have been resolved by the District Court, and all appeals therefrom have been resolved or the time therefor has expired.

      13. Payment of the Net Settlement Fund in the manner set forth above


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shall be deemed conclusive against all Class Members. Each class Member who does not file a claim or whose Claim is not approved by the Court shall be barred from participating in distributions from the Settlement Fund, but otherwise shall be bound by all of the terms of this Settlement Stipulation, including the terms of the judgments to be entered in the Action.

                  The Effective Date of the Proposed Settlement

      14. The proposed settlement encompassed in the Settlement Stipulation shall become effective (the "Settlement Effective Date") upon the occurrence of the entry by the District Court of an Order and Final Judgment substantially in the form annexed hereto as Exhibit "E", and the expiration of the time within which to appeal said Order and Final Judgment without any review or appeal having been taken from any of such Order and Final Judgment, or if such review or appeal is taken, the expiration of the time within which to take any further review or appeal, and the resolution and final determination of such reviews or appeals by the highest court before which appellate review is sought, and not subject to further appeal, in such manner as to permit the consummation of the proposed settlement provided for by this Settlement Stipulation in accordance with all of its terms and provisions.

           Applications for Attorneys' Fees, Costs, and Disbursements

      15. Notwithstanding any other provision herein, all attorneys' fees, costs and disbursements that the District Court may allow on behalf of Class Plaintiff's


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District Court's approval of such application but only if no person or entity has come forth and filed an objection which is not withdrawn prior to the hearing on final approval but which otherwise complies with the provisions of paragraph 16. In such event, payment of such Plaintiff's Counsel's fees, costs and disbursements shall be made promptly after the Settlement Effective Date in such manner as the District Court may direct. The attorneys' fees, costs and disbursements awarded by the District Court shall accrue interest from the date that the Settlement Fund is established until it is paid out to Class Plaintiff's Counsel, at the same rate as the Settlement Fund earns interest, unless otherwise provided by the District Court.

      16. If the Settlement is approved by the District Court, Class Plaintiff's Counsel may simultaneously apply to the District Court for awards of attorneys' fees, costs and disbursements. Class Plaintiff's Counsel have agreed not to apply for a fee and disbursement award from the Settlement Fund in excess of $400,000 to include legal fees of Plaintiff's Counsel, reimbursement of their reasonable costs and disbursements for both the litigation and settlement of the Action and an award to the plaintiff. Except for PSI's payments establishing the Settlement Fund and Expense Fund, no Settling Defendant shall be liable for any fees, costs or disbursements of Class Plaintiff's Counsel or for any award to the named plaintiff. In the event Class Plaintiff's Counsel make any further application to the District Court for attorneys' fees costs or disbursements incurred by Class Plaintiff's Counsel in their capacity as administrative counsel for the distribution of the Settlement Fund and/or in connection with the administration of the Supplemental Settlement Fund, such additional attorneys' fees, costs or disbursements as maybe awarded shall be


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payable only out of the assets of the Supplemental Settlement Fund.

                                     Release

      17. Subject only to the final approval of this Settlement Stipulation by the District Court, and subject to paragraph 28 hereof, all Class Members (including its, his, her or their heirs, executors, administrators, predecessors, successors, affiliates and assigns), and each of them, for good and sufficient consideration, release, remise and forever discharge the Settling Defendants in the Action (including that individual or entity and his, her, its, or their respective spouses, heirs, executors, administrators, assigns) and all, past, present and former directors, partners, principals, officers, employees, agents, attorneys, accountants, subsidiaries, divisions, affiliates, predecessors, successors and assigns of PSI and the other Defendants, and any person they represent, and each of them, of and from any and all manner of actions and causes of actions, suits, obligations, claims, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, and attorneys' fees whatsoever, whether in law or in equity and whether based on any federal law, state law, or common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which the Class Members in the Action, or any of them, ever had, now have, or can have, or shall or may hereafter have, either individually or as a member of a class, including, among others, the Class, by reason of, based upon, arising from, or in any way related to, the alleged acts, failures to act, omissions, misrepresentations, facts, events, transactions, statements, occurrences, or other subject matter which either


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were or which could have been set forth, alleged, embraced, complained of or otherwise referred to in the Action or in any action which either could have been consolidated with the Action or could have been brought in any other forum, from the beginning of the world up to and including the date of final approval of the Settlement Stipulation.

      Nothing herein contained, however, shall release, and there are specifically reserved, any and all rights, claims and causes of action which PSI has asserted or may assert against Martin Greenstein, C.P.A.

            Negotiations and Settlement Stipulation Nor an Admission

      18. The Settlement Stipulation and all negotiations relating to it and any proceedings taken hereunder (the "Settlement Proceedings") shall not in any event be construed as, or deemed to be, evidence of an admission or concession by any of the Defendants of any liability or wrongdoing whatsoever by them or on the part of any other persons. The Settlement Stipulation and each of its provisions shall not be offered or received in evidence in the Action or any other action or proceeding as an admission or concession of liability or wrongdoing of any nature on the part of the Defendants, or any of them. The Settlement Proceedings shall not be deemed a concession or an admission by plaintiff or the Class of any lack of merit of their claims.

           Effect of Disapproval or Termination of Proposed Settlement


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

      19. If settling parties, despite their best efforts, are unable to obtain approval of the proposed settlement provided for in the Settlement Stipulation and a final judgment as described in paragraph 14 is not obtained from the District Court for any reason, or is reversed an appeal, then the Settlement Stipulation and the order conditionally certifying the Class, shall be null and void, shall have no further force and effect with respect to any party in any of these actions, and shall not be used in these actions or in any other proceeding for any purpose. In such case, the Settlement Fund and the Expense Fund, less all expenditures chargeable thereto, paid pursuant to paragraph 1 above (including all interest, income, and net gains realized thereon) shall be returned in their entirety to PSI.

                                  Miscellaneous

      20. The parties hereto and their attorneys agree to cooperate fully with one another in seeking Court approval of the Settlement Stipulation and to use their best efforts to effect the consummation of this Settlement Stipulation and the proposed settlement provided for hereunder.

      21. The Settlement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, predecessors, successors, affiliates and assigns and upon any corporation or other entity into or with which any party hereto may merge or consolidate.

      22. The exhibits to the Joint Application are incorporated in and constitute


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

an integral part of the Settlement Stipulation.

      23. The Settlement Stipulation may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      24. The District Court shall retain jurisdiction with respect to enforcement of the terms of the Settlement Stipulation.

      25. All terms of this Stipulation and the exhibits thereto shall be governed and interpreted according to the laws of New York.

      26. The foregoing constitutes the entire agreement among the parties with respect to the subject matter hereof and may not be modified or amended except in writing signed by all parties hereto.

      27. Settling Defendants, upon final approval of this settlement, shall be deemed to have released and forever discharged each other from any claims for contribution or indemnification arising in this Action, except as to any such claims by PSI against Martin Greenstein.

      28. In the event Martin Greenstein fails to execute and deliver to Plaintiff's counsel, an executed counterpart of this Stipulation by 5 PM on November 24, 1993, he shall be excluded from this Stipulation as a Settling Defendant and the


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

Action shall continue solely against him, provided however upon signing of a counterpart hereof and application to the Court prior to November 30, 1993, the Court may issue an Order including Martin Greenstein as a Settling Defendant in accordance with this Stipulation.

      IN WITNESS WHEREOF, the Settlement Stipulation has been executed by the undersigned counsel of record as of the date set forth below.

Dated: November 15, 1993
       New York, New York

STAMELL, TABACCO & SCHAGER              GOLOMB, SINDEL & DIBLE, P.C.
Counsel for Plaintiff                   Counsel for Defendants other than Martin
                                        Greenstein


By: /s/ Jared B. Stamell                By: /s/ Irving L. Golomb
    -------------------------               -------------------------------
        Jared B. Stamell (JS 5225)             Irving L. Golomb (IG 2755)
555 Madison Avenue, Suite 600           185 Madison Avenue, Suite 1600
New York, NY 10011                      New York, NY 10016
Telephone: (212) 752-9222               Telephone: (212) 686-40O4


                                        -------------------------
                                        Martin Greenstein, Pro Se

Dated November  , 1993
New York, New York


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